UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 8, 2017

TACTILE SYSTEMS TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37799	41-1801204
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

1331 Tyler Street NE, Suite 200, Minneapolis, MN 55413

(Address of principal executive offices) (Zip Code)

(612) 355-5100

(Registrant’s telephone number, include area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Approval of Bonus Payments

On March 8, 2017, the Compensation and Organization Committee of our Board of Directors approved the following compensation for our executive officers:

•                  payment of amounts under our 2016 Bonus Plan and an individual executive’s incentive plan; and

•                  payment of one-time bonuses due to performance in 2016.

Our 2016 Bonus Plan applied to Gerald Mattys, our Chief Executive Officer, Lynn Blake, our Chief Financial Officer and Robert Folkes, our Chief Operating Officer, among other employees, and incorporated company financial objectives. Our performance against objectives based on 2016 revenue and 2016 operating income excluding specific board approved expenditures would determine the degree to which a bonus pool would be funded. Individual payouts from the bonus pool for our officers and certain other employees were based on pre-approved percentages.  On March 8, 2017, our Compensation and Organization Committee determined that the 2016 operating income and 2016 revenue goals under the 2016 Bonus Plan were achieved to the degree to warrant payment of the maximum upside of the target aggregate bonus amount previously approved ($3,552,000).  Actual payouts for 2016 for Mr. Mattys, Ms. Blake and Mr. Folkes were as follows:

Name	2016 Bonus Plan Payment
Gerald R. Mattys	$339,467
Lynn L. Blake	$118,307
Robert J. Folkes	$137,841

Bryan Rishe, our Vice President, Sales, did not participate in our 2016 Bonus Plan, but instead was eligible to earn commissions based on sales-related metrics in 2016.  The Compensation and Organization Committee ratified and approved the commissions earned in 2016 by Mr. Rishe of $152,500.

The one-time bonuses were approved by the Compensation and Organization Committee as a result of our company performance during 2016 exceeding expectations and the maximum bonus pool amount under the 2016 Bonus Plan.  The Compensation and Organization Committee recognized the strong financial performance of our company in 2016, as well as the successful completion of our initial public offering in 2016.  The amounts of the one-time bonuses were: Gerald R. Mattys: $60,000; Lynn L. Blake: $25,000; Robert J. Folkes: $50,000; and Bryan F. Rishe: $40,000.  Ms. Blake’s one-time bonus amount reflected the fact that she joined our company in April 2016.

Adoption of Management Incentive Plan

On March 8, 2017, our Compensation and Organization Committee also adopted a Management Incentive Plan (the “Plan”) pursuant to which annual cash incentive opportunities will be provided to our executive officers and other employees during 2017 and subsequent years.

The Plan provides that any of our employees is eligible to participate in the Plan, and that the Compensation and Organization Committee will designate which employees will participate in the Plan and be granted an award for each calendar year performance period. When an award is made, the Compensation and Organization Committee will specify the terms and conditions of the award, which will include that the award will be earned upon, and to the extent that, one or more performance goals based on one or more of the performance measures specified in the Plan have been attained over the course of the applicable performance period. The performance measures specified in the Plan involve a variety of financial and operational measures, and performance goals based on these measures may relate to company, subsidiary, business unit or individual performance.

In connection with establishing or applying the performance goals applicable to any performance period, the Compensation and Organization Committee may adjust the performance goals or the performance measures on which they are based to equitably reflect, in the Compensation and Organization Committee’s judgment, the impact of events during the performance period that are unusual in nature or infrequently occurring (such as acquisitions, divestitures, restructuring activities or asset write-downs), changes in applicable tax laws or accounting principles, equity restructurings, reorganizations or other changes in corporate capitalization.

Following the completion of each performance period, the Compensation and Organization Committee will determine the degree to which the applicable performance goals were attained and the corresponding award amounts that would be payable to participants based on such attainment. The Compensation and Organization Committee retains the discretion, based on factors it deems relevant, to increase or decrease (including to zero) the amount of an award that would otherwise be payable to any participant based on attainment of applicable performance goals. The amount of any award determined by the Compensation and Organization Committee to be payable will be paid to the participant in a lump sum cash payment no later than March 15 of the calendar year immediately following the applicable performance period. A participant must continue to be employed by us on the date of payment to receive payment of an award.

This description of the Plan does not purport to be complete and is qualified in its entirety by reference to the Management Incentive Plan document which is attached as Exhibit 10.1 to this report and is incorporated herein by reference.

Item 9.01.                                        Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Tactile Systems Technology, Inc. Management Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TACTILE SYSTEMS TECHNOLOGY, INC.

Date: March 10, 2017	By:	/s/ Lynn L. Blake
Lynn L. Blake
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description	Method of Filing

10.1	Tactile Systems Technology, Inc. Management Incentive Plan	Filed electronically